                                                                    Exhibit 10.4


                            JAG MEDIA HOLDINGS, INC.
                        6865 S.W. 18th Street, Suite B-13
                            Boca Raton, Florida 33433



November 3, 2005


Thomas J. Mazzarisi
c/o JAG Media Holdings, Inc.
6865 S.W. 18th Street, Suite B-13
Boca Raton, Florida 33433


                  Re:      Amended and Restated Employment Agreement

Dear Tom:

         This letter sets forth an agreement amending your current Amended and Restated Employment Agreement (the "Agreement") with JAG Media Holdings, Inc. (formerly known as JagNotes.com Inc.) (the "Company") dated August 31, 2001. Except as specifically agreed hereby, the Agreement, even though it has by its terms expired, shall continue in full force and effect through August 31, 2007. Section references below refer to the sections in the Agreement.

         Section 1 shall read in full as follows:

         "1. Term. This Agreement will govern the principal terms and conditions of your employment from August 31, 2004 until August 31, 2007 (the "Term"), and the termination thereof that occurs during, and in certain cases as specified below, upon or following the expiration of the Term."

         The first sentence of Section 2 shall read in full as follows:

         "2. Positions and Duties. You will be employed by the Company as Chairman of the Board, Chief Executive Officer and General Counsel."

         The fourth sentence of Section 2 shall read in full as follows:

         "You will report to the Board of Directors of the Company, and will perform such reasonable duties as may be assigned to you."

         The terms "Year 1" and "Year 2" as used in Sections 3 and 4 shall mean the years ending respectively, August 31, 2006 and August 31, 2007.

Thomas J. Mazzarisi
November 3, 2005
Page 2 of 2


         The options granted to you by the Agreement in Sections 4(a), (b) and
(d) and Section 6 are currently exercisable at 25% of the described market price. All of such options are hereby amended to provide for an exercise price of 100% of fair market value. In accordance with proposed Treasury Reg. Section 1.409A-1(b)(5)(iv)(A), such fair market value shall be the average closing bid price of the Company's common stock (i) with respect to Sections 4(a) and (b), over the 30 days prior to the end of Year 1 or Year 2, as relevant, (ii) with respect to Section 4(d), over the 30 days following the date of such spin off and (iii) with respect to Section 6, over the 30 days preceding the relevant change in control.

         Section 4(d) is also hereby amended to provide that the relevant markets are as follows: American Stock Exchange, Nasdaq National Market, Nasdaq Capital Market (formerly known as Nasdaq Small Cap Market), OTC Bulletin and Pink Sheets.

         The stock grant to you provided in Section 7 of the Agreement in connection with the Company's international activities is hereby cancelled and such Section 7 shall be null and void.

         To indicate your agreement to the foregoing, please sign and return the enclosed copy of this letter.


                                  Sincerely yours,

                                  JAG MEDIA HOLDINGS, INC.


                                  By: /s/ Stephen J. Schoepfer
                                      ------------------------------------------
                                      Name:  Stephen J. Schoepfer
                                      Title: President, Chief Operating Officer,
                                             Chief Financial Officer & Secretary


Agreed to and accepted by as of the
date first above written:


/s/ Thomas J. Mazzarisi
------------------------------
THOMAS J. MAZZARISI